Exhibit 10.3
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
     This First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions (“Amendment”), dated as of October 20, 2010, is made between PARK PLACE CONDO, LLC, an Iowa limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”), with reference to the following facts:
     A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated September 7, 2010 (“Agreement”), for the purchase and sale of that certain real property located in the City of Des Moines, County of Polk and State of Iowa, consisting of one hundred forty-seven (147) condominium units, together with a percentage interest in common elements related thereto, certain land with a parking lot situated thereon, together with forty (40) of the parking spaces located within such parking lot, and other appurtenant rights, all as more particularly described in the Agreement (collectively, “Property”).
     B. Buyer and Seller acknowledge that, after the Opening of Escrow, Buyer has learned certain facts about the Property in connection with Buyer’s due diligence investigation that justify a reduction of the Purchase Price. Buyer and Seller now desire to reduce the Purchase Price for the Property, extend the Title Objection Period, the Due Diligence Period and the Closing Date, and to further amend the Agreement as set forth below. Except as otherwise expressly defined in this Amendment, all initially capitalized terms used in this Amendment have the same meanings as in the Agreement.
     THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
     1. Purchase Price. The “Purchase Price”, as such term is defined in Section 2 of the Agreement, is hereby reduced from Eight Million Nine Hundred Thousand and 00/100 Dollars ($8,900,000.00) to Eight Million Fifty Thousand and 00/100 Dollars ($8,050,000.00).
     2. Title Objection Period/Due Diligence Period/Closing Date.
          (a) Notwithstanding anything to the contrary contained in the Agreement, the Title Objection Period, as such term is defined in Section 6.3.1 of the Agreement, is hereby extended until 5:00 p.m. Iowa time on November 16, 2010 (“Extended Title Objection Period”). Accordingly, all references to the “Title Objection Period” throughout the Agreement shall refer to the “Extended Title Objection Period”.
          (b) Notwithstanding anything to the contrary contained in the Agreement, the Due Diligence Period, as such term is defined in Section 6.4 of the Agreement, is hereby extended until 5:00 p.m. Iowa time on November 23, 2010 (“Extended Due Diligence Period”). Accordingly, (i) all references to the “Due Diligence Period” throughout the Agreement shall refer to the “Extended Due Diligence Period”, and (ii) Buyer shall, if applicable, deposit the Additional Deposit (as defined in Section 3.1 of the Agreement) with Escrow Holder by 5:00 p.m. Iowa time on December 2, 2010.
          (c) Section 5.1 of the Agreement is hereby amended to provide that the Close of Escrow shall occur (if at all) on or before 5:00 p.m. Iowa time on December 31, 2010, unless otherwise extended (i) by operation of Sections 6.3, 12 or 21.2 of the Agreement, (ii) by Buyer pursuant to Section 5.2 of the Agreement, or (iii) by written agreement between Buyer and Seller. Accordingly, all references to the “Initial Scheduled Closing Date” throughout the Agreement shall refer to December 31, 2010. Notwithstanding the foregoing, Buyer may elect to close Escrow at any time before the Initial Scheduled Closing Date by providing Seller at least five (5) days’ prior written notice of the date on which Buyer elects to close Escrow. Furthermore, if the Initial Scheduled Closing Date is automatically extended beyond December 31, 2010, by virtue of Sections 6.3, 12 or 21.2 of the Agreement, in addition to Buyer’s other rights under the Agreement, Buyer may terminate the Agreement, as amended by this Amendment, by written notice to Seller, in which event the Deposit shall be immediately released to Buyer by Escrow Holder.
     3. Approval of Lender. Seller hereby represents and warrants that Ames Community Bank, successor by merger to VisionBank of Iowa (“Bank”), has approved (i) the transaction contemplated by the Agreement, as amended by this Amendment, and (ii) the terms and conditions of this Amendment, all as more particularly set forth in that certain letter from Bank dated October 19, 2010, a copy of which is attached hereto as Exhibit “A”.
     4. Reaffirmation of Representations, Warranties and Covenants. By executing this Amendment, Seller hereby reaffirms the representations, warranties and covenants of Seller set forth in Section 7.1 of the Agreement.
     5. Record Access and Retention. Section 21 of the Agreement is deleted and replaced in its entirety by the following:
     “21. Record Access and Retention
“21.1 Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus one (1) prior calendar year (provided, however, such audit shall not include an audit of management fees or interest expenses attributable to the Seller). Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange

Commission or other governmental authority. Seller’s obligation to maintain its records for use under this Section 21.1 shall be an on-going condition to Buyer’s obligation to close Escrow. Seller shall maintain its records for use under this Section 21.1 for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing.

“21.2 If Seller fails to make available to Buyer records or other information as required pursuant to Section 21.1 above within two (2) business days after Buyer’s request for the same, the Due Diligence Period shall be extended one (1) day for each day such records or other information is not made available to Buyer. If the Due Diligence Period is extended by virtue of the foregoing such that the Closing Date will occur less than ten (10) days after the expiration of the extended Due Diligence Period, the Closing Date shall be automatically extended to the date that is ten (10) days after the expiration of such extended Due Diligence Period. As provided above, Seller’s obligations under this Section 21 shall be ongoing through and after the Closing Date and shall constitute a condition to Closing for Buyer’s benefit until Close of Escrow.”
     6. Counterparts; Copies. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Electronic, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.
     7. Conflicts. If any conflict between this Amendment and the Agreement should arise, the terms of this Amendment shall control.
     8. Continuing Effect. There are no other amendments or modifications to the Agreement other than this Amendment. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and reaffirmed.
     9. Authority. The individual(s) executing this Amendment on behalf of each party hereto hereby represent and warrant that he/she has the capacity, with full power and authority, to bind such party to the terms and provisions of this Amendment.
     10. Attorneys’ Fees. In any action to enforce or interpret the provisions of this Amendment, the prevailing party shall be entitled to an award of its attorneys’ fees and costs.
SIGNATURES ON NEXT PAGE

     NOW THEREFORE, the parties have executed this Amendment as of the date first written above.

SELLER:		BUYER:

PARK PLACE CONDO, LLC,		STEADFAST ASSET HOLDINGS, INC.,
an Iowa limited liability company		a California corporation

By:	/s/ Michael K. McKernan	By:	/s/ Ana Marie Del Rio

Name:	Michael K. McKernan	Name:	Ana Marie Del Rio
Its:	Manager	Its:	Secretary
THE UNDERSIGNED, AS A RELATED PARTY TO SELLER, SHALL RECEIVE A DIRECT AND SUBSTANTIVE BENEFIT FROM THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THE AGREEMENT, AS AMENDED BY THIS AMENDMENT. ACCORDINGLY, THE UNDERSIGNED HEREBY CONSENTS TO AND APPROVES (I) THE TRANSACTION CONTEMPLATED BY THE AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND (II) THE TERMS AND CONDITIONS OF THIS AMENDMENT.

/s/ Michael K. McKernan
Michael K. McKernan